MANUFACTURING AND SUPPLY AGREEMENT

This Agreement is made and entered into this 19th day of June, 2025

BETWEEN:

ALR TECHNOLOGIES SG LTD.
of 9 Raffles Place, #26-01 Republic Plaza, Singapore, 048619

(hereinafter known as “ALRT”)

AND

CGM MEDICAL TECHNOLOGY SHEN ZHEN LTD.

of 2301 Dingjunshan Film Technology Industrial Park Building, No. 50 Baotian 1st Road, Xixiang Street, Bao’an District, Shenzen City, Guangdong Province, China

(hereinafter known as “CMTSZ”)

(hereinafter referred to individually as a “Party” and together as “the Parties”).

WHEREAS:

A.        ALRT has adapted its proprietary Diabetes Solution offering for the animal health market (“Market”), under the brand “GluCurve”. References to the Diabetes Solution hereunder are for the purpose of its relation to the GluCurve and its shared technology platform. GluCurve will be comprised of the ALRT proprietary application (“the App”) and a Continuous Glucose Monitoring system (the “CGM System”)

B.        ALRT is seeking a manufacturer to provide a turnkey manufacturing and assembly solution (the “Services”) for the CGM System to be included as part of the GluCurve.

C.        CMTSZ is engaged in the development and manufacture of diabetes management products, including a CGM System. CMTSZ has designed and developed its own CGM System. CMTSZ represents that it has the capabilities and capacity to provide CGM Systems for ALRT for the Market;

D.        CMTSZ expects to commence selling its CGM System in People’s Republic of China for the human health market. CMTSZ will outsource the Services for its CGM System to a qualified third party manufacturer.

E.        The Parties wish to enter into this agreement whereby CMTSZ will be responsible for the manufacture and assembly of the CGM System to be included in the ALRT GluCurve for the Market, subject to the terms stated herein. The Parties further agree that as a condition of this Agreement, ALRT will not market or sell the CGM System provided by CMTSZ to ALRT under this Agreement for the human health market, under any brand name, including but not limited to, the Diabetes Solution or GluCurve.

NOW THEREFORE, for valuable consideration received, the Parties agree as follows:

1.       Definitions

In this Agreement (including the recitals), the following terms shall have the following respective meanings:

“Affiliate” means any Person which directly or indirectly controls, is controlled by, or is under common control with, such Person; as used herein, the term "control" or “controls” means possession of the power to direct, or cause the direction of the management and policies of such Person, whether through the ownership of more than 50% of the voting securities, by contract, law or otherwise, and the term “controlled” shall have the meaning correlative to the foregoing.

“Agreement” means this Manufacturing and Supply Agreement and the exhibits referenced herein.

“App” means that diabetes management system for animal health as more particularly described in Exhibit A hereto

“Business Day” means Monday through Friday inclusively, except for public holidays in Singapore and/or China.

“CGM System” means collectively the CGM Applicator and CGM Sensor, as described in Exhibit A.

“Confidential Information” has the meaning ascribed in clause 12.

"Director” has the meaning of a member of the Board of Directors, or equivalent positions, of a Party.

“Effective Date” means the date set forth in clause 3(a).

“GluCurve” means the combination of the app and CGM System for the Market as more particularly described in Exhibit A hereto.

“Intellectual Property” means (i) all documents, records, trade secrets, engineering reports and drawings, know-how, production manuals, quality assurance procedures and manuals, training manuals and documentation, formulae, studies, data and information comprising or otherwise relating to the products of either Party; (ii) all copyrights, patents and patents pending pertaining to the products of either Party, together with all other copyrights, patents and patent applications which may at any time in the future be granted or made for any enhancement, derivative, modification or replacement of any product of either Party; (iii) all current and future names, insignias, labels, slogans and other identification schemes, trademarks, service marks and trade names and/or applications that have been used by or that may be used from time to time a Party; and (iv) technical information, procedures, processes, formulas, methods, practices, techniques, schedules of parts, diagrams, drawings, specifications, blue-prints, and/or lists of materials owned or used by a Party.

“Law” means standards, ordinances, rules, codes, policies, directions, guidelines and protocols having the force of law, other lawful requirements of any governmental authority now or hereafter in effect, and general principles of common law and equity, binding on the applicable Person referred to in the context in which the word is used;

“Officer” means the key management executives who carry out the work of the business of either Party, including the following, or equivalent, C-level executive leaders, the managing directors, the president, the senior vice presidents and the vice presidents.

“Person” means any person, individual, firm, association, syndicate, partnership, joint venture, trustee, trust, foundation, corporation, division of a corporation, unincorporated organization or other entity or a government agency or political subdivision thereof.

“Phase-Out of CGM System” means shall mean the decision made by the Parties’ mutual understanding to discontinue the manufacture of any model of CGM System.

“Raw Materials” means any and all raw materials, inventory and components needed by CMTSZ to manufacture, label or package a CGM Systems according to the terms and conditions of this Agreement.

“Specifications” means the specifications for the components of CGM System as defined in Exhibit B, including, but not limited to, design and component specifications, manufacturing, testing, labeling, packaging and storing instructions, and standards of quality and which may be amended from time to time by mutual agreement and/or pursuant to the provisions of this Agreement, in particular clause 6(b).

“Term” means the term of this Agreement, being the period commencing on the Effective Date and terminating as set forth in clause 3 hereof.

“Territory” means worldwide.

The following appendices are attached hereto:

Exhibit A Description of the CGM System

Exhibit B Specifications of the CGM System

Exhibit C Price of the CGM System

Exhibit D Quality Agreement

Exhibit E Third Party Manufacturing

2.       Scope of Agreement

(a)        Grant of Licence: ALRT hereby grants to CMTSZ the licence to:

(i)	utilize the ALRT and GluCurve brand name for the specific and limited purpose of manufacturing and assembling the branded CGM System in the name of ALRT, and
(ii)	have access to, and use of ALRT’s Intellectual Property to the extent necessary to undertake such manufacturing and assembly,

which licence will continue during the Term of this Agreement, and terminate at the end of the Term. Further, CMTSZ shall not use any knowledge or skill gained from the grant of this licence to develop or manufacture software similar to the to the App.

(b)        Terms of Manufacture: CMTSZ agrees to manufacture, test, label, package, store and supply the CGM System for and on behalf of ALRT, under the ALRT brand, and ALRT agrees to order and purchase CGM System under the ALRT brand from CMTSZ, all on the terms and conditions as stated herein.

(c)       With respect to the CGM System:

(i)	CMTSZ will be responsible for sourcing and manufacturing the components of the CGM System for the GluCurve;
(iii)	ALRT may sell the CGM System at its sole discretion in the Market and the Territory without any reference to CMTSZ. ALRT in its sole discretion shall determine the price at which it sells the CGM System and/or GluCurve offering.
(iv)	ALRT shall have the exclusive right to sell the CGM System for the Market.
(v)	CMTSZ and its Affiliates, Directors and Officers shall not sell, market or distribute the CGM System in any manner, whether directly or indirectly, for or in the Market during the term of this Agreement. Nothing within this Agreement will limit CMTSZ’s ability to sell, market, or distribute the CGM System in any manner for markets other than the Market.
(vi)	CMTSZ and its Affiliates, Directors and Officers will not seek to establish any relationship (commercial or otherwise) with ALRT´s customers, clients, employees, distributors, partners, sub-distributors or business associates, without ALRT´s written consent which may be withheld at ALRT’s sole and absolute discretion.
(vii)	During the term of this Agreement, CMTSZ and its Affiliates shall promptly notify ALRT whenever CMTSZ and/or its Affiliates receive an inquiry or order from a customer or client, distributor, partner, sub-distributor or business associate of ALRT.

(d)        Currency: All amounts herein are in Renminbi (“RMB”) unless otherwise stipulated. Notwithstanding the foregoing, all payments under this Agreement shall be made in United States Dollars (“USD”) with the relevant exchange rate to be determined with reference to the Bank of China (“BOC”) “Middle Rate” exchange rate as published on the BOC website (www.bankofchina.com) as at 1700 hrs Shanghai time on the day such relevant payment is to be made. When such exchange rate is unavailable, it shall be based on the previous Business Day’s “Middle Rate” as at 1700 hrs Shanghai time.

3.       Term and Termination

(a)       Effective Date. This Agreement shall not come into effect, and none of its terms (except the confidentiality obligations in clause 13) shall be binding on the Parties until and unless:

[***]

(b)       Term. This Agreement shall commence on the Effective Date and shall continue until the earlier of:

(i)	three (3) years, or
(ii)	this Agreement being terminated in accordance with the provisions hereof;

otherwise, this Agreement shall automatically renew for consecutive one (1) year periods thereafter, until notice of termination is provided by either Party at least three (3) months in advance of the commencement of a new term, or unless sooner terminated as provided herein.

(c)       Termination. Notwithstanding anything otherwise contained in this Agreement, a Party shall have the right to terminate this Agreement, upon the happening of any one or more of the following events:

(i)	if a Party fails to comply with or is in breach of any other material representation, warranty, covenant, or obligation imposed upon it by this Agreement, and such default is not cured by the defaulting Party within ninety (90) days after receipt of written notice to cure from the other Party;
(ii)	any act of gross negligence or willful misconduct of a Party; and such default is not be cured within thirty (30) days after receipt of written notice to cure from the other Party;
(iii)	if the other Party becomes insolvent or ceases to carry on business, or takes any action to liquidate its assets, or stops making payments in the usual course of business, provided that the foregoing shall not be construed so as to prohibit a bona fide reorganization of a Party;
(iv)	if the other Party makes an assignment for the benefit of its creditors, or a petition for bankruptcy is filed against such party and such petition is not dismissed within ninety (90) days, or such other Party is adjudicated bankrupt;
(v)	forthwith and without notice, if a receiver or any other person with like powers is appointed to take charge of and liquidate all or any part of the other Party’s business, property or assets, or if an order is made or resolution passed for the winding-up or the liquidation of such Party or if such Party adopts or takes any corporate proceedings for its dissolution or liquidation;
(vi)	[***].

(d)        Effect of Termination. Upon the termination of this Agreement, all legal obligations, rights and duties arising out of this Agreement shall terminate except for such legal obligations, rights and duties as may have accrued prior to the effective date of termination.

(i)	In the event this Agreement is terminated, each Party will transfer and deliver to the other Party any property in its possession which is owned by other Party including but not limited to any tools, tooling, dies, molds and other equipment, materials designed, and intellectual property developed and under this Agreement.

(ii)	In the event this Agreement is terminated CMTSZ will return to ALRT all Confidential Information and Intellectual Property pertaining to ALRT.

(iii)	In the event this Agreement is terminated ALRT will return to CMTSZ all Confidential Information pertaining to CMTSZ.

(iv)	This Agreement does not terminate or expire by termination if there is a change of control or other changes in the structure or ownership of the Parties, provided that such change of struture or ownership is not pursuant to clauses 3(c)(iii) to (v) above. All rights and obligations will be transferred to the new owners/controllers and/or structure. The aforementioned shall not apply to any assignment, which shall be subject to clause 14(d).

(v)	In any case of termination pursuant to clauses 3(c)(iii) to (vi) above, or should either Party wish to terminate the Agreement at the end of the term under clause 3(b)(i), CMTSZ is obligated to continue producing and supplying the CGM System to ALRT in accordance with this Agreement for a period of one (1) year or for such period as ALRT may specify in writing, so as to enable ALRT to perform its obligations, which prior to such termination, have been entered into by ALRT with third parties in the ordinary course of business. The same applies in any case of Phase-out of CGM System.

4.       Representations, and Warranties and Covenants

(a)        ALRT represents to CMTSZ that:

(i)	ALRT is the owner of GluCurve, and has the rights to use the Intellectual Property associated therewith;
(ii)	ALRT is a Singapore company, in good standing with the Accounting and Corporate Regulatory Authority;
(iii)	ALRT has the authority to enter into this Agreement, and upon execution hereof, this Agreement will be binding upon ALRT in accordance with its terms; and
(iv)	Entering into this Agreement does not breach or violate the terms of any other agreement to which ALRT is a party.
(v)	ALRT will maintain compliance with all applicable Laws during the Term; and
(vi)	ALRT, at its reasonable efforts, will provide sufficient documents and information to coordinate with CMTSZ for its internal audit purpose.
(vii)	ALRT will make purchase of all products CMTSZproduced according to its production schedule.

(b)        CMTSZ represents to ALRT that:

(i)	CMTSZ is a Chinese company, in good standing with the People’s Republic of China;
(ii)	CMTSZ is the owner of its of CGM System, and has the rights to use the Intellectual Property associated therewith;
(iii)	CMTSZ has the authority to enter into this Agreement, and upon execution hereof, this Agreement will be binding upon CMTSZ in accordance with its terms;
(iv)	CMTSZ can, and has the ability, credentials and experience to, manufacture, assemble and ship the CGM System in accordance with the specifications, pricing and production volumes in accordance with this Agreement.
(v)	CMTSZ shall provide adequate resources to fulfill all its obligations hereunder during the term of this Agreement.
(vi)	CMTSZ shall have adequate working capital and financial capacity so as to be able to order components and complete the CGM System manufacturing cycle per the order terms from ALRT;
(vii)	CMTSZ has secured the physical capacity to undertake its obligations hereunder;
(viii)	CMTSZ has the necessary personnel, knowledge and expertise to manufacture the CGM System to the Specifications stated herein;
(ix)	CMTSZ shall manufacture, test, label and package the CGM System to agreed and documented Specifications, and in accordance with ISO13485 as defined by the International Organization for Standardization and will not make any changes to the CGM Systems without the consent of ALRT;
(x)	CMTSZ will maintain compliance with all applicable Laws during the duration of the Agreement with respect to its manufacturing facilities, employees and manufacturing processes;
(xi)	CMTSZ shall sub-contract the manufacture of CGM Systems as indicated in Schedule E and will be responsible to ALRT for the performance of its sub-contractor.
(xii)	CMTSZ shall not assign the manufacture, test, label, package or storage of the CGM Systems hereunder to any other party without the prior written approval of ALRT.
(xiii)	CGM Systems shall be manufactured in the location(s) identified in Schedule E CMTSZ shall, at its expense, be responsible for obtaining and maintaining any permits or approvals from government authorities which are required in connection with the performance of its obligations hereunder;
(xiv)	CMTSZ shall permit ALRT, or its representatives, to visit and inspect facilities for the purpose of i) observing the manufacturing, testing, labeling, packaging and storing of CGM Systems and ii) to allow representatives of ALRT to inspect the quality of its manufacturing and quality assurance processes. ALRT agrees to give CMTSZ reasonable advance notice of any proposed visit to the facilities for CMTSZ. Any such visits shall be during normal business hours on Business Days; and
(xv)	Entering into this Agreement does not breach or violate the terms of any other agreement to which CMTSZ is a party.

5.        Intentionally Blank

6.        Specifications

(a)       The initial Specifications of the CGM System are listed in Exhibit B. CMTSZ will be solely responsible for ensuring the CGM Systems meets the Specifications. It is expected the Parties will work collaboratively towards refining the engineering, process engineering, design criteria, and development of each component, with a view to determining the optimal design and manufacturing method for the CGM System.

(b)       Either Party may at any time request that the CGM System be modified in order to comply with any applicable safety, regulatory or other statutory requirements. If the changes induced by such modification materially affect the nature or quality of the CGM System, the Parties will negotiate, in good faith, an adjustment to the pricing set forth in Exhibit C hereof for a modification required pursuant to this clause 6.

7.       Production Capacity and Order Submissions

(a)               Production Capacity: CMTSZ has the capacity to supply ALRT with CGM Systems as stated in Exhibit C.

ALRT agrees to make purchase according to Exhibit C. If the production exceed the Schedule C (whether within the stated period or otherwise), ALRT needs to approve the purchase of the quantity above the schedule.

(b)       Order Submission Procedures:

(i)	All Purchase Orders submitted must have a minimum forty-five (45) day lead-time as determined by that starting date of the Purchase Order being submitted and the date the CGM Systems can be picked up for shipment;

(ii)	All orders submitted by ALRT will be done by the issuance of a formal purchase order approved by a duly authorized representative of ALRT (the "Purchase Order”). The quantity and description of the CGM System shall be specified in the Purchase Order and such description shall conform with the Specifications in Exhibit B to this Agreement;

(iii)	CMTSZ will require three (3) Business Days to provide a proforma invoice to ALRT to confirm the order quantity and date the CGM Systems will be ready for acceptance by ALRT (the "Pro Forma Invoice”). The quantity and the delivery date included wthin the Pro-Forma Invoice shall comply with the terms of the Purchase Order and the Agreement, unless otherwise mutually agreed to by the Parties. Should CMTSZ not provide the Pro Forma Invoice, the Purchase Order will be voided and CMTSZ shall provide the reason in writing for the Pro Forma Invoice not being issued in accordance with the Agreement.

(c)       All orders will be invoiced and shipped FOB (Incoterms 2010) from CMTSZ’s manufacturing facilities or warehouses. A packing list, pick-up location and draft invoice shall be sent fifteen (15) days before the CGM Systems are ready for acceptance by ALRT. The final invoice will be issued upon the CGM Systems ready for shipment. ALRT shall be responsible for making the logistics arrangement to pick up the products from CMTSZ production or storage facilities. All freight, insurance and other shipping expenses will be managed and paid by ALRT directly with the best-efforts cooperation of CMTSZ.

(d)       Credit Limit and Payment Terms:

(i)        CMTSZ will provide credit to ALRT aggregating [***]. The invoices issued by CMTSZ (including paper or electronic form) to ALRT will be payable [***]. Any amount, in full or in part, of a new invoice in excess of the credit limit available to ALRT shall be payable prior to those CGM Systems being shipped.

(ii)       The Parties agree that the credit limit may be reviewed from time to time based on the performance of ALRT in meeting its payment obligations under this Agreement for its orders. CMTSZ will undertake to apply reasonable efforts to increase, in full, in part or in a series of increases, the credit limit to meet the production capacity levels under 7(a).

(e) Raw Materials: CMTSZ shall use its best endeavors to maintain at all times sufficient stocks of materials required to fulfill its obligations under this Agreement, including without limitation for the purposes of manufacturing and supplying the CGM System to ALRT in accordance with the Specifications.

(f)        [***]

(g)        [***]

8.       Price

CMTSZ shall charge ALRT, and ALRT shall pay CMTSZ, the prices outlined in Exhibit C for the CGM System based on each component of the CGM System outlined in Exhibit C. The Parties agree that the price of the CGM System will be fixed for the duration of the first year of the Term. The Parties agree that the prices of CGM System may be amended with not more than 5% variance of the original price in Exhibit C on each anniversary date (or at another mutually agreeable date on an annual basis) of the signing of this Agreement if:

(i)	the underlying costs for Raw Materials or labour change; or
(ii)	Specifications are amended; or
(iii)	upon the mutual agreement of the Parties.

9.       Warranty

(a)                CMTSZ warrants that all CGM Systems received by ALRT under this Agreement shall be free from defects in design, material and workmanship and meet all Specifications as described in Exhibit B and per ALRT’s instructions, for twelve (12) months of its useful life.

(b)                ALRT shall have the right to inspect and test the CGM System prior to its shipment by CMTSZ and shall have the right to inspect the production logs and quality assurance documents related to the CGM System produced for ALRT under this Agreement. ALRT will notify CMTSZ in writing of any finding prior to shipment. If CMTSZ agrees with ALRT that any rejected CGM System is defective, CMTSZ will replace such defective CGM System with replacement CGM System free of defect and this replacement of CGM System shall constitute the sole and exclusive liability of CMTSZ in respect to the defective CGM System.

(c)                In the event ALRT customers or distributors report CGM Systems as defective, ALRT will use commercially reasonable efforts to analyze the CGM System returned for replacement by visual inspection and testing functionality in accordance with a protocol to be mutually determined by ALRT and CMTSZ, and will report the results of such analysis to CMTSZ. ALRT will provide CMTSZ with appropriate documentation of defective CGM System including model, serial numbers and the nature of the defect. CMTSZ shall pay any costs and damages associated with the return of the defective CGM System to it. CMTSZ will issue a credit note for the amount ALRT paid for the defective CGM System or ship a replacement, at ALRT’s discretion. Replaced CGM System will be warranted for defects in design, material and workmanship in accordance with clause 9(a). For all unused but replaced items, ALRT will consult with CMTSZ on disposal procedures to undertake and will provide proper evidence of CGM Systems disposed with such costs of disposal to be borne by CMTSZ.

(d)                If more than 10% of a shipment of CGM Systems by CMTSZ to ALRT be defective, CMTSZ will replace the whole affected shipment and will promptly undertake necessary action, including but not limited to systematic repairs to their equipment, to remedy the defect.

10.        Ownership and Non-Competition

(a)       The following are fundamental terms of this Agreement:

(i)	all of each Party’s Intellectual Property is and shall remain the exclusive property of each Party, and this Agreement gives the other Party no rights therein;
(ii)	all future enhancements, improvements, derivatives, modifications and replacements of the GluCurve excluding the CGM System, whether based on existing ALRT products, or derived independently which may in any way compete with an existing or future products, shall be the sole property of ALRT, whether created of designed or in any way influenced by CMTSZ;
(iii)	all future enhancements, improvements, derivatives, modifications and replacements of the CGM System, whether based on existing products, or derived independently which may in any way compete with an existing or future product, shall be the sole property of CMTSZ provided that the foregoing does not use any of ALRT’s Intellectual Property;
(iv)	CMTSZ will not and shall ensure that its Directors, Officers and Affiliates will not manufacture, either for its own use or on behalf of third parties, any diabetes management platform, or any parts or components thereto, that have been identified to have been exclusively developed for the GluCurve during the term of this Agreement or for a period of three (3) years thereafter. Notwithstanding, this clause is not intended to, nor will it restrict CMTSZ from conducting its existing business;
(v)	CMTSZ acknowledges that GluCurve is a registered trademark and ALRT is the legal and beneficial owner and proprietor of that trademark.

(b)                CMTSZ will be liable for losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising from: (i) a claim brought by any third party that the manufacturing, testing, labeling, packing, storing or supply of the CGM System by CMTSZ infringes any patent, copyright, trademark or other intellectual property right of such third party or (ii) a claim brought by any third party against ALRT for any loss, damage, cost, expense or liability arising from defects in the CGM System

(c)                ALRT will indemnify and hold CMTSZ harmless from and against any and all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising from: (i) a claim brought by any third party that the GluCurve, excluding the CGM System, infringes any patent, utility model, design, copyright, trademark or other intellectual property right of such third party or (ii) a claim brought by any third party against CMTSZ for any loss, damage, cost, expense or liability arising from defects in the GluCurve not arising from the CGM System.

11.        Research, Development and Future Products

In the event that, during the Term of this Agreement, CMTSZ intends to produce, distribute, promote and/or sell any new CGM System, or new products that supersede or are comparable to the CGM System, CMTSZ shall promptly so notify ALRT in writing and shall provide ALRT with information as is reasonably necessary for ALRT’s evaluation of interest for that new product for the Market under this Agreement. If ALRT has interest in the new product for the Market, CMTSZ shall have an obligation to provide such new product to ALRT for sale on terms to be mutually agreed between the Parties. Nothing herein shall grant ALRT the right to sell any CGM System, or any new product, in any market other than the Market.

12.       Insurance

During the Term and for a period of 6 years after delivery of the last CGM System to ALRT hereunder, the Parties agree to ensure adequate general and/or liability insurance (“Insurance”) coverage sufficient to protect against the risks associated with its ongoing business, including the risks which might possibly arise in connection with the use of CGM System and the GluCurve and the transactions contemplated by this Agreement. Accordingly, for the initial year under this Agreement the Parties agree that the minimum Insurance coverage shall be US$3,000,000. The amount of coverage required under this Agreement will be reviewed annually to assess if additional amounts are required for the ensuing year. ALRT shall have sole discretion to determine whether the Insurance coverage should be increased and, if so, what the amount should be. The Parties agree that ALRT shall have sole discretion in making all decisions in connection with the Insurance, including without limitation selecting the Insurance provider and entering into contract with such provider. The Parties agree that all premia and costs (collectively “Insurance Costs”) in connection with the Insurance shall be borne equally by both Parties. CMTSZ agrees to reimburse ALRT for CMTSZ’s share of the Insurance Costs within fourteen (14) Business Days of ALRT’s written request supported by relevant documentation. In the event CMTSZ fails to make payment within the time stipulated here, ALRT shall have the right to deduct CMTSZ’s share of the Insurance Costs from any sums due to CMTSZ from ALRT.

13.       Confidentiality

(a)       For purposes hereof, “Confidential Information” means all documents, software, reports, data, records, forms, tools, products, services, methodologies, present and future research, technical knowledge, marketing plans, trade secrets, and other materials obtained by a Party from the other in the course of this Agreement, whether tangible or intangible and whether or not stored, compiled, or stored physically, electronically, graphically, in writing, or by any means now known or later invented. Confidential Information includes but is not restricted to records and information (i) that has been marked as proprietary or confidential; (ii) whose confidential nature has been made known by either Party; or (iii) that due to its character and nature, a reasonable person under like circumstances would treat as confidential. Notwithstanding the foregoing, Confidential Information does not include information which: (i) is already known to the recipient at the time of disclosure; (ii) is or becomes publicly known through no wrongful act or failure of recipient; (iii) is independently developed by recipient without benefit of the other Party’s Confidential Information; or (iv) is received from a third party which is not under and does not thereby breach an obligation of confidentiality.

(b)       Each Party agrees to protect the other Party’s Confidential Information at all times and in the same manner as each protects the confidentiality of its own proprietary and confidential materials, but in no event with less than a reasonable standard of care. Neither Party shall, except with respect to those of its employees with a need to know under this Agreement, use or disclose to any person, firm or entity any Confidential Information of the other Party without such other Party’s express, prior written permission during the Term and for a period of three (3) years thereafter; provided, however, that notwithstanding the foregoing, a Party may disclose Confidential Information to the extent that it is required to be disclosed pursuant to a statutory or regulatory provision or court order.

(c)       Upon the termination or expiration of this Agreement for any reason, or upon the disclosing Party’s earlier request, the receiving Party will deliver to the disclosing Party all of the disclosing Party’s property or Confidential Information in tangible form that the receiving Party may have in its possession or control, unless retention of such Confidential Information is required by law.

(d)       Each of ALRT and CMTSZ acknowledge that a violation of any part of this clause 13 could cause immediate and irreparable harm for which money damages would be inadequate. Therefore, the harmed Party will be entitled to injunctive relief for the other Party’s breach of any of its obligations under this clause without proof of actual damages and without the posting of bond or other security. Such remedy shall not be deemed to be the exclusive remedy for such violation but shall be in addition to all other remedies available at law or in equity.

(e)       This Agreement and its contents are to be treated as Confidential Information.

14.       General Provisions

(a)       Independent Contractors. It is understood that both Parties hereto are independent contractors and engage in the operation of their own respective businesses. Neither Party hereto is to be considered the agent of the other for any purpose whatsoever, and neither Party has any authority to enter into any contract or assume any obligation for the other Party or to make any warranty or representation on behalf of the other Party. Each Party shall be fully responsible for its own employees, servants and agents; and the employees, servants and agents of one Party shall not be deemed to be employees, servants and agents of the other Party for any purpose whatsoever.

(b)       Public Announcements. Neither Party will make any public announcements which name or otherwise involve the other without the prior written consent of the other Party, unless ALRT is so required by applicable law or regulatory authorities.

(c)       Definitive Agreement. This Agreement, including the exhibits, constitutes the entire agreement of the Parties on the subject hereof and supersedes all prior understandings and instruments on such subject. This Agreement may not be modified other than by a written instrument executed by duly authorized representatives of the Parties. There are no representations, warranties, conditions, terms or collateral agreements, express, implied or statutory, between the Parties related to the subject matter of this Agreement except as expressly contemplated in this Agreement.

(d)       Non-Assignment. No Party may assign or transfer any of its rights or interests herein to any third party without the written consent of the other Party. Each Party may assign or transfer its rights or interests to an Affiliate without consent, provided that the assigning or transferring Party provides the other Party with thirty (30) days’ written notice.

(e)       Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Continuation of manufacture and sales of the CGM System to ALRT following expiration or termination of this Agreement for any cause shall not be deemed a renewal of or continuation of this Agreement or the creation of a new agreement on these or other terms.

(f)       Severability. In the event that any term or provision of this Agreement shall be held to be invalid, void or unenforceable, then the remainder of this Agreement shall not be affected, impaired or invalidated, and each such other term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(g)       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong Special Administrative Region of the People's Republic of China.

(h)       Arbitration. The Parties agree that any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity, interpretation, performance, breach or termination, shall be referred to and finally resolved by arbitration at Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The law of this arbitration shall be Hong Kong law. The seat of the arbitration shall be Hong Kong. The number of arbitrators shall be three (3). The arbitration proceedings shall be conducted in Mandarin and English. The decisions, orders and awards of the arbitrators shall be in Mandarin and English and shall be final and binding on the Parties and shall be to the exclusion of any court review as to any substantive matter. Judgment on the award may be entered in any court having jurisdiction. Costs of the arbitration shall be borne by the Parties in accordance with the decision of the arbitrators. Notwithstanding the above, each Party shall have recourse to any court of competent jurisdiction to enforce claims for injunctive and other equitable relief.

(i)       Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by registered or certified mail (postage prepaid, return receipt requested) and by email to the respective Parties at the following addresses (or at such other address as notified by the respective Parties in advance):

If to ALRT:

Attention: Sidney Chan

Address: 9 Raffles Place, #26-01 Republic Plaza, Singapore, 048619

Email Address: [***]

Telephone: [***]

With a copy to

[***]

If to CMTSZ:

Attention: Xu Dong

Address:	2301 Dingjunshan Film Technology Industrial Park Building, No. 50 Baotian 1st Road, Xixiang Street, Bao’an District, Shenzen City, Guangdong Province, China

Email Address: [***]

Telephone: [***]

(j)       Headings. The division of this Agreement and the recitals and headings are for convenience of reference only and will not affect the construction or interpretation hereof.

(k)       Costs. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs or expenses.

(l)       Force Majeure. No failure or omission by either Party in the performance of any obligation under this Agreement shall be deemed a breach of this Agreement or create any liability if the same arises on account of force majeure which directly affects the obligation that cannot be performed. For the purpose of this Agreement, Force Majeure shall mean an event or cause beyond the control of the affected Party, as the case may be, such as acts of God, acts or omissions of any government, or agency thereof, rebellion, insurrection, riot, sabotage, invasion, restrictions, pandemic, strike, sustained supply chain disruptions, lock out and transportation embargoes (each a “Force Majeure Event”), provided that upon the occurrence of a Force Majeure Event or an event that a Party (the “Affected Party”) considers may subsequently lead it to claim Force Majeure, the Affected Party notifies the other Party in writing as soon as reasonably practicable and without any delay or demur the details of the nature of the actual or anticipated force majeure, an estimate of the likely duration of such Force Majeure (to the extent possible), the Affected Party’s obligations under this Agreement that are directly and indirectly affected by such Force Majeure and the actions being taken both to mitigate the impact such Force Majeure may have on the Affected Party as well as to remedy the Force Majeure. If Force Majeure continues for a period of more than six (6) months, without the Parties hereto being able to develop an alternative satisfactory arrangement, then either Party has the option of immediately terminating this Agreement. Without prejudice to anything in this clause 14(l), the Affected Party shall provide a notice to the other Party once the event or circumstances causing the Force Majeure has been remedied or has ceased.

(m)       Further Assurances. Each Party will at all times after the execution of this Agreement, at the request of the other Party, but without further consideration, do all such further acts, and execute and deliver all such further documents and instruments as the other Party may reasonably request in order to fully perform and carry out the terms and intent of this Agreement.

(n)       Execution. This Agreement may be executed in counterparts, which together shall be considered one and the same agreement and each of which shall be deemed an original. Counterparts may be executed and delivered by facsimile, electronic mail or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page to Follow]

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have duly executed this Agreement by their authorized representatives as of the date first written above.

ALR TECHNOLOGIES SG LTD.

By: /s/ Sidney Chan _________________________

Name: Sidney Chan

Title: Chairman and CEO

CGM MEDICAL TECHNOLOGY SHEN ZHEN LTD.

By: /s/ Xu Dong

Name: Xu Dong

Title: Executive Director & Sales Director

Exhibit A

Description of the App, GluCurve and the CGM System

The Diabetes Solution was developed as a comprehensive approach to human diabetes care. ALRT has developed its proprietary App for animal health from the Diabetes Solution which has the following key features:

·	patient management software for diabetic companion animals;
·	insulin dose calculators;
·	insulin therapy guidelines;
·	prescription tracking and history, and
·	comparative glucose curves.

Accordingly, the GluCurve product bundles the App a continuous glucose monitoring system and consists of following identifiable components::

·	The App
·	CGM Sensor
·	CGM Applicator
·	Packaging and instructions

Whereas

·	The CGM Sensor will be located inside the CGM Applicator as an all-in-one model.
·	The CGM Applicator uses a guide needle to place the electrode into the skin and then retracts the needle while at the same time presses the adhesive pad surrounding the CGM to the skin.
·	The CGM Applicator, CGM Sensor and related packaging and instructions are collectively referred to as the ”CGM System”
·	CMTSZ will manufacture and supply the CGM System to ALRT as specified in Exhibit B.
·	ALRT will provide CMTSZ with shipping directions for the CGM System sold to Vetrinary Clinics in the Territory
·	CMTSZ will bundle the CGM System into ALRT branded packaging and will ship the CGM System in accordance with the shipping directions provided by ALRT
·	End customers will purchase the GluCurve from the veterinary clinics
·	End customers will download the App from the Android App Store, the Apple App store and other places where software applications are typically downloaded.

ALRT has no right to sell any CGM Systems provided by CMTSZ in the human health marketplace under any brand name under this Agreement.

Conversely, CMTSZ has no right to sell any CGM Systems in the the veterinary health marketplace under any brand name under this Agreement.

Exhibit B

Specifications of the CGM System

[***]

Exhibit C

Price & Quantity Available for Purchase of the CGM System

All prices and price arrangements between the Parties are Confidential Information.

Per unit for Purchase Orders – [***]

“per unit” means one (1) item each of the CGM Applicator and CGM Sensor which meet the Specifications.

Notwithstanding the parties agree that the target price under this Agreement be US$10 per unit which CMTSZ will apply best efforts to meet by way of securing reduced pricing on materials and improved production efficiencies while ensuring the CGM Systems meet the Specifications.

Production Schedule

[***]

Exhibit D

Quality Agreement

[***]

Exhibit E

Third Party Manufacturing

[***]